As filed with the Securities and Exchange Commission on September 7, 2001
                                                  Registration No. 333-58722

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                 --------------
                               AMENDMENT NO. 1 TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                        Under The Securities Act of 1933
                                 --------------
                      United Pan-Europe Communications N.V.
             (Exact name of registrant as specified in its charter)

The Netherlands                  4841                            98-0191997
(State or other      (Primary Standard Industrial             (I.R.S. Employer
jurisdiction of      Classification Code Number)            Identification No.)
incorporation or
 organization)

                                Boeing Avenue 53
                             1119 PE, Schiphol Rijk
                                 The Netherlands
                                 +31 20 778 9400
       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                                 --------------
                           Michael T. Fries, Chairman
                            c/o UnitedGlobalCom, Inc.
                      4643 South Ulster Street, Suite 1300
                             Denver, Colorado 80237
                                 (303) 770-4001
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                                 --------------
                                   Copies to:

                              Garth B. Jensen, Esq.
                            Holme Roberts & Owen LLP
                            1700 Lincoln, Suite 4100
                             Denver, Colorado 80203
                                 (303) 861-7000
                                 --------------
Approximate Date of Commencement of Proposed Sale to the Public: As soon as practicable after the effective date of this Registration Statement.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ X]
If the Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
[_] If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [_] If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]
                             ----------------------


                         CALCULATION OF REGISTRATION FEE

-------------------------------------------------------------------------------------------------------------------
 Title of each class of securities          Number                       Proposed maximum
----------------------------------------    of               Price per       aggregate               Amount of
 to be registered                           Securities       Security     offering price          registration fee
-------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------
 Debt Securities, Preferred Stock,          n/a            n/a           $1,371,300,000(1)       $342,825.00(2)
 Ordinary Shares and depositary
 receipts or depositary shares
 evidencing such securities and shares
-------------------------------------------------------------------------------------------------------------------

(1) The proposed maximum offering price is based on the U.S. dollar-Euro exchange rate on August 21, 2001.
(2) $225,326.72 of this amount was paid previously with the initial filing, in which the proposed maximum aggregate offering price was listed as $901,306,895.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+THE INFORMATION IN THIS PRELIMINARY PROSPECTUS IS NOT COMPLETE AND MAY BE + +CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT +
+FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE.  THIS         +
+PRELIMINARY PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT + +SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE +
+OFFER OR SALE IS NOT PERMITTED.                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++



           Prospectus subject to completion, dated September 7, 2001.

                                   [UPC LOGO]

                              1,500,000,000 (EURO)

                                   -----------

         The following are types of securities that we may offer and sell under this prospectus:

        o ordinary shares A (in the form of American Depositary Shares or ordinary shares A)
        o        preference shares
        o        debt securities

         We may offer these securities separately or as units that may include other securities. We will describe in a prospectus supplement, which must accompany this prospectus, the securities we are offering and selling, as well as the specific terms of the securities. Those terms may include:

        o        Maturity
        o        Interest Rate
        o        Sinking fund terms
        o        Currency of payments
        o        Requirements to repurchase the securities
        o        Redemption terms
        o        Listing on a securities exchange
        o        Amount payable at maturity
        o        Restrictive covenants

                               ------------------

         Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
                                                          ------------------

         We may offer the securities in amounts, at prices and on terms determined at the time of the offering. We may sell the securities directly to you, through agents we select, or through underwriters and dealers we select. If we use agents, underwriters or dealers to sell the securities, we will name then and describe their compensation in a prospectus supplement.
                               ------------------

                      Prospectus dated ____________, 2001.

The terms "we," "us," "our" and similar terms refer to United Pan-Europe Communications N.V. or "UPC."

                               ------------------

We take responsibility for the accuracy and completeness of the information contained in this prospectus. We confirm that the information contained in this prospectus is in all material respects true and accurate and that there are no other facts the omission of which would make any statement in this prospectus misleading in any material respect.

                               ------------------

                                Table of Contents


United Pan-Europe Communications N.V...........................................1
Use of Proceeds................................................................1
Determination of Offering Price................................................1
Ratio of Earnings to Fixed Charges and Preference Share Dividends..............2
Description of Share Capital...................................................3
Description of American Depositary Shares......................................6
Summary of Additional Material Provisions of Our Articles of
Association and Other Matters.................................................13
Description of the Debt Securities............................................15
Book-Entry Issuance...........................................................19
Selling Stockholders..........................................................20
Plan of Distribution..........................................................20
Legal Matters.................................................................22
Experts  .....................................................................22
Enforcement of Civil Liabilities..............................................22
Forward Looking Statements....................................................22
Available Information.........................................................23
Information Incorporated by Reference.........................................23

                      UNITED PAN-EUROPE COMMUNICATIONS N.V.

We own and operate broadband communications networks or services in 17 countries in Europe and in Israel. Our subscriber base is the largest of any group of broadband communications networks operated across Europe. Our operations are organized into three principal divisions. UPC Distribution comprises our local operating systems, delivers video and, in many of our Western European systems, telephone and internet services ("the triple play") to our residential customers. UPC Media comprises our internet access business and converging internet content and programming businesses, which provide their products and services to us, as well as third parties. We are in the process of spinning-off our third division, Priority Telecom CLEC, as the provider of telephone and data network solutions to the business market.

Our office address is Boeing Avenue 53, 1119 PE, Schiphol Rijk, The Netherlands. Our telephone number is +31 20 778 9400.

                                 USE OF PROCEEDS

Except as may otherwise be described in the prospectus supplement relating to an offering of securities, we will use the net proceeds from the sale of the securities offered under this prospectus and the prospectus supplement for possible repurchases or pay-down of our outstanding securities or debt and for general corporate purposes, including working capital, acquisitions and other business opportunities. Pending application of the proceeds, we may invest the proceeds in short-term, interest-bearing investments. We will determine any specific allocation of the net proceeds of an offering of securities to a specific purpose at the time of the offering and will describe the allocation in the related prospectus supplement.

We will not receive any of the proceeds from the sale of ordinary shares or preference shares by any selling stockholders.

                         DETERMINATION OF OFFERING PRICE

We will include in a prospectus supplement information about how we determined the offering price of securities issued by us under this prospectus.

        RATIO OF EARNINGS TO FIXED CHARGES AND PREFERENCE SHARE DIVIDENDS


                                                                                               For the six
                                                                                                  months
                                           For the Years Ended December 31,                  ended June 30, 2001
                                         ----------------------------------                 -------------------

                                         1996      1997      1998       1999        2000          2001
                                         -------   -------   -------    -------     -------       -------
                                                         (in thousands of euros)

Net  income   (loss)  before  income
taxes and other items................   (25,042)  (71,419)  (226,589)  (758,011)  (1,892,042)   (1,468,963)


Fixed charges and preferred stock dividends:
   Interest, whether expensed or
   capitalized....................       17,459    32,100     47,355    178,448     761,787        467,460
   Preferred      stock     dividend
   requirements.....................          -         -          -          -       7,633         59,522
                                        -------   -------    -------    -------     -------        -------

Total fixed  charges  and  preferred
   stock dividends...................... 17,459    32,100     47,355    178,448     769,420        526,982


Adjusted earnings (losses).........      (7,583)  (39,319)  (179,234)  (579,563)  (1,122,622)     (941,981)
Fixed charges and preferred stock
    dividends......................      17,459    32,100     47,355    178,448     769,420        526,982
                                        -------   -------    -------    -------     -------        -------

Ratio of earnings  to fixed  charges
and preferred stock dividends......           -         -          -          -           -              -
                                        =======   =======    =======    =======     =======        =======

Euro amount of coverage deficiency.     (25,042)  (71,419)  (226,589)  (758,011)  (1,899,675)   (1,528,485)
                                        =======   =======    =======    =======    =========     =========


                          DESCRIPTION OF SHARE CAPITAL

Pursuant to our articles of association, as amended on June 7, 2001, our authorized share capital is Euro1,653,000,000, consisting of:

                  Number and Type of Share                   Nominal Value
                                    Per Share
                  1,000,000,000 ordinary shares A            Euro1.00
                  300,000,000 ordinary shares B              Euro0.01
                  300 priority shares                        Euro1.00
                  49,999,700 class A preference shares       Euro1.00
                  600,000,000 class B preference shares      Euro1.00

As of August 14, 2001, we had outstanding 443,417,525 ordinary shares A, 12,400 class A preference shares (Series 1) and 300 priority shares. No ordinary shares B or class B preference shares have been issued. The following description of our share capital is qualified in its entirety by reference to the full text of the articles of association, which have been filed with the Securities and Exchange Commission.

Ordinary Shares

General. We have two classes of ordinary shares: ordinary shares A and ordinary shares B. Our ordinary shares B have similar rights to our ordinary shares A, except for the following primary differences:

o holders of ordinary shares B are entitled to one vote per share and holders of ordinary shares A are entitled to 100 votes er share, and

o our Board of Management must obtain the approval of the meeting of holders of the ordinary shares B before cooperating with a public offer for our shares if the offer is limited to our ordinary shares A or the offer is not made on equal financial terms for both the ordinary shares A and the ordinary shares B.

Ordinary shares may, at the option of the shareholder, be registered shares or bearer shares. A shareholder may convert ordinary shares in bearer form into registered ordinary shares of the same class at any time, and vice versa. The ordinary shares A in bearer form are listed on the Official Segment of the stock market of Euronext Amsterdam.

Ordinary shares A in bearer form are embodied in a single global share certificate, which is lodged with NECIGEF for safekeeping on behalf of the parties entitled to such ordinary shares A. The ordinary shares A in bearer form can only be transferred through the giro-based securities transfer system of NECIGEF.

Holders of registered ordinary shares A are entered in our shareholders register and share certificates are not issued. At the request of the registered shareholder, we will, without fee, issue a non-negotiable extract from the shareholders register in the name of the holder. A deed of transfer, together with our acknowledgment in writing, is required to transfer registered shares.

Issue of Ordinary Shares; Preemptive Rights. Pursuant to our articles of association, all unissued shares of the authorized capital may be issued by the Board of Management upon approval of both the Supervisory Board and United as holder of all outstanding priority shares. The authority of the Board of Management to issue ordinary shares will end July 23, 2004, unless extended by the articles of association or by resolution of the general meeting of shareholders, for a period not exceeding five years in each instance. If no such extension is given, issues of ordinary shares will require a resolution of the general meeting of shareholders in addition to approval of the Supervisory Board and United as holder of all outstanding priority shares. A resolution of the general meeting of shareholders to extend the authority of the Board of Management to issue shares requires the approval of both the Supervisory Board and United as holder of all outstanding priority shares.

Except for issues of ordinary shares in return for non-cash consideration and shares issued to our employees or employees of any of our subsidiaries as defined under Netherlands law, holders of ordinary shares will have preemptive rights to subscribe for their pro-rata amount of all our new ordinary share issuances. These rights may be restricted or excluded by a resolution of the

Board of Management subject to approval of both the Supervisory Board and United, as the holder of all outstanding priority shares.

Dividends. Each ordinary share A and ordinary share B is entitled to the same amount of dividend if one is declared. We may not pay a dividend to holders of ordinary shares A without paying the same dividend to holders of ordinary shares B.

Voting Rights. All ordinary shares (A and B) vote together on all matters presented at a general meeting of shareholders. Each ordinary share A represents the right to cast 100 votes at a general meeting of shareholders and each ordinary share B represents the right to cast one vote at a general meeting of shareholders.

Special Approval Rights for Ordinary Shares B. The Board of Management must obtain the approval of the meeting of holders of the ordinary shares B prior to cooperating with a public offer for our shares if the offer is limited to ordinary shares A or the offer is not made on equal financial terms for the shares of both classes (A and B) of our ordinary shares.

Priority Shares

All of our issued priority shares are held by United. Except for the transfer of priority shares to us, priority shares can only be transferred with the approval of the Board of Management and the Supervisory Board. In addition to holding a controlling majority of ordinary shares, United, as the holder of the priority shares, has some specific rights and powers over us, including:

o the right to approve a resolution of our Management Board for the issuance by us of our shares,

o the right to approve a resolution of our Management Board for the exclusion or restriction of the preemptive rights of existing shareholders,

o the right to nominate members for appointment to the Management and Supervisory Boards, which nominations may only be set aside by a resolution of the general meeting of shareholders adopted by two-thirds of the votes cast representing more than one-half of the issued nominal capital,

o        the right to approve certain decisions of our Board of Management, and

o the exclusive right to propose amendments to our articles of association and to propose our merger, split up or dissolution.

Priority shares are issued in the same way as ordinary shares, but carry no preemptive rights. Priority shares are entitled to a nominal annual dividend of 5% of their nominal value, to the extent distributable profits are available.

At such time as the holders of the priority shares hold less than 15% of the issued and outstanding ordinary shares A, the holder is required to transfer all of the priority shares to a foundation, the trustees of which are our Supervisory Directors.

Preference Shares

Our articles of association provide for the issuance of class A and class B preference shares. Class A preference shares may be issued exclusively for financing purposes. Upon any voluntary or involuntary liquidation, winding up or dissolution of us that becomes effective on or before May 1, 2010, the amount payable with respect to our class A preference shares, Series 1, shall be equal to the amount that would have been payable on our ordinary shares A if these class A preference shares, Series 1, had been converted into our ordinary shares A before such date. Upon our liquidation after May 1, 2010, holders of class A preference shares do not share in our reserves although they may be entitled to a share premium reserve if it were so decided at the time of their first issuance (see "Summary of Additional Material Provisions of Our Articles of Association and Other Matters--Liquidation Rights" below). Class A preference shares are not listed. The class A preference shares are registered shares and share certificates are not issued. Class A preference shares carry no preemptive rights. Each class A preference share represents the right to cast 100 votes at a general meeting of shareholders. Class A preference shares are paid an annual dividend, the amount or method of determining of which will be determined at the time of their first issuance by the Board of Management, to the extent distributable profits are available.

Class B preference shares are designed as a preventive measure against unfriendly takeover bids. The minimum amount required to be paid on the class B preference shares upon issuance is 25% of the nominal amount issued. In the event of a hostile takeover bid, class B preference shares may be issued to a legal entity charged with caring for our interests and preventing influences that may threaten our continuity, independence or identity. Upon our liquidation, holders of class B preference shares do not share in our reserves for more than the nominal value of their shares and such shares are not listed. The class B preference shares will be registered shares and share certificates will not be issued. Class B preference shares can be issued in the same way as ordinary shares, but carry no preemptive rights. Each class B preference share will represent the right to cast 100 votes at a general meeting of shareholders. Class B preference shares will be paid a cumulative annual dividend calculated on the basis of the deposit interest rate of the European Central Bank to be applied over the paid up part of their nominal value, to the extent distributable profits are available.

Class B preference shares may be issued by the Board of Management upon approval of both the Supervisory Board and United, as the holder of our priority shares. Notwithstanding, if class B preference shares are proposed to be issued and such shares would exceed 100% of all of our other outstanding shares, such issuance will require the approval of the general meeting of shareholders. In all instances where class B preference shares are issued, we must explain the reason for the issuance within four weeks thereof at a general meeting of shareholders. Within two years after the first issuance of class B preference shares, a general meeting of shareholders must be held to vote on whether the class B preference shares should be repurchased or cancelled. If such a resolution is not adopted, another meeting is held within two years of the previous meeting and this procedure is repeated until no more class B preference shares are outstanding. This procedure does not apply to class B preference shares issued with the approval of the general meeting of shareholders.

                    DESCRIPTION OF AMERICAN DEPOSITARY SHARES

Citibank, N.A. acts as the depositary bank for the American Depositary Shares. Citibank's depositary offices are located at 111 Wall Street, New York, New York 10043, U.S.A. American Depositary Shares are frequently referred to as "ADSs" and represent ownership interests in securities that are on deposit with the depositary bank. ADSs are normally represented by certificates that are commonly known as "American Depositary Receipts" or "ADRs." The depositary bank typically appoints a custodian through which the securities on deposit are held. In this case, the custodian is Citibank N.A., Amsterdam located at Europlaza, Hoogoordreef 54 B, 1101 BE Amsterdam ZO, The Netherlands.

We have appointed Citibank as depositary bank pursuant to a deposit agreement. A copy of the deposit agreement is on file with the SEC under cover of a Registration Statement on Form F-6. You may obtain a copy of the deposit agreement from the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549, U.S.A. Please refer to Registration Number 333-9850 when retrieving a copy.

We are providing you with a summary description of the ADSs and your rights as an owner of ADSs. Please remember that summaries by their nature lack the precision of the information summarized and that a holder's rights and obligations as an owner of ADSs will be determined by the deposit agreement and not by this summary. We urge you to review the deposit agreement in its entirety as well as the form of ADR attached to the deposit agreement.

Each ADS represents one ordinary share A. The ordinary shares A underlying the ADSs will be deposited into accounts maintained by the custodian with NECIGEF. An ADS will also represent any other property received by the depositary bank or the custodian on behalf of the owner of the ADS but that has not been distributed to the owners of ADSs because of legal restrictions or practical considerations.

If you become an owner of ADSs, you will become a party to the deposit agreement and therefore will be bound by its terms as well as to the terms of the ADR that represents your ADSs. The deposit agreement and the ADR specify our rights and obligations as well as your rights and obligations as owner of ADSs and those of the depositary bank. As an ADS holder you appoint the depositary bank to act on your behalf in certain circumstances. The deposit agreement is governed by New York law. However, our obligations to the holders of ordinary shares A will continue to be governed by the laws of The Netherlands, which may be different from the laws of the United States.

As an owner of ADSs, you may hold your ADSs either by means of an ADR registered in your name or through a brokerage or safekeeping account. If you decide to hold your ADSs through a brokerage or safekeeping account, you must rely on the procedures of your broker or bank to assert your rights as an ADS owner. Please consult with your broker or bank to determine what those procedures are. This summary description assumes you have opted to own the ADSs directly by means of an ADR registered in your name and, as such, we will refer to you as the "holder."

Dividends and Distributions

As a holder, you generally have the right to receive the distributions we make on the securities deposited with the custodian. Your receipt of these distributions may be limited, however, by practical considerations and legal limitations. Holders will receive such distributions under the terms of the deposit agreement in proportion to the number of ADSs held as of a specified record date.

Distributions of Cash

Whenever we make a cash distribution for the securities on deposit with the custodian, we will notify the depositary bank. Upon receipt of such notice the depositary bank will arrange for the funds to be converted into U.S. dollars and for the distribution of the U.S. dollars to the holders.

The conversion into U.S. dollars will take place only if practicable and if the U.S. dollars are transferable to the United States. The amounts distributed to holders will be net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. The depositary will apply the same method for distributing the proceeds of the sale of any property

(such as undistributed rights) held by the custodian in respect of securities on deposit.

Distributions of Shares

Whenever we make a free distribution of ordinary shares A for the securities on deposit with the custodian, we will notify the depositary bank. Upon receipt of such notice, the depositary bank will either distribute to holders new ADSs representing the ordinary shares A deposited or modify the ADSs to ordinary shares A ratio, in which case each ADS you hold will represent rights and interests in the additional ordinary share A so deposited. Only whole new ADSs will be distributed. Fractional entitlements will be sold and the proceeds of such sale will be distributed as in the case of a cash distribution.

The distribution of new ADSs or the modification of the ADS-to-share ratio upon a distribution of ordinary shares A will be made net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. In order to pay such taxes or governmental charges, the depositary bank may sell all or a portion of the new ordinary shares A so distributed.

No such distribution of new ADSs will be made if it would violate the law (i.e., U.S. or Netherlands securities laws) or if it is not operationally practicable. If the depositary bank does not distribute new ADSs as described above, it will use its best efforts to sell the ordinary shares A received and will distribute the proceeds of the sale as in the case of a distribution of cash.

Distributions of Rights

Whenever we intend to distribute rights to purchase additional ordinary shares A, we will give prior notice to the depositary bank and we will assist the depositary bank in determining whether it is lawful and reasonably practicable to distribute rights to purchase additional ADSs to holders.

The depositary bank will establish procedures to distribute rights to purchase additional ADSs to holders and to enable such holders to exercise such rights if it is lawful and reasonably practicable to make the rights available to holders of ADSs, and if we provide all of the documentation contemplated in the deposit agreement (such as legal opinions to address the legality of the transaction). You may have to pay fees, expenses, taxes and other governmental charges to subscribe for the new ADSs upon the exercise of your rights. The depositary bank is not obligated to establish procedures to facilitate the distribution and exercise by holders of rights to purchase new ordinary shares A directly rather than new ADSs.

The depositary bank will not distribute the rights to you if:

o we do not request that the rights be distributed to you or we ask that the rights not be distributed to you, or

o        we fail to deliver satisfactory documents to the depositary bank, or

o it is either not lawful or not reasonably practicable to distribute the rights.

Elective Distributions

Whenever we intend to distribute a dividend payable at the election of shareholders either in cash or in additional shares, we will give prior notice thereof to the depositary bank and will indicate whether we wish the elective distribution to be made available to you. In such case, we will assist the depositary bank in determining whether such distribution is lawful and reasonably practicable.

The depositary bank will make the election available to you only if it is reasonably practicable and if we have provided all of the documentation contemplated in the deposit agreement. In such case, the depositary bank will establish procedures to enable you to elect to receive either cash or additional ADSs, in each case as described in the deposit agreement.

If the election is not made available to you, you will receive either cash or additional ADSs, depending on what a shareholder in The Netherlands would receive for failing to make an election, as more fully described in the deposit agreement. The depositary bank is not obligated to establish procedures to facilitate the distribution and exercise by holders of a dividend in ordinary shares A rather than ADSs.

Other Distributions

Whenever we intend to distribute property other than cash, ordinary shares A or rights to purchase additional ordinary shares A, we will notify the depositary bank in advance and will indicate whether we wish such distribution to be made to you. If so, we will assist the depositary bank in determining whether such distribution to holders is lawful and reasonably equitable and practicable.

If it is reasonably practicable to distribute such property to you and if we provide all of the documentation contemplated in the deposit agreement, the depositary bank will distribute the property proportionately to the holders in a manner it deems practicable.

The distribution will be made net of fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. In order to pay such taxes and governmental charges, the depositary bank may sell all or a portion of the property received.

The depositary bank will not distribute the property to you and will sell the property if:

o we do not request that the property be distributed to you or if we ask that the property not be distributed to you, or

o        we do not deliver satisfactory documents to the depositary bank, or

o the depositary bank determines that all or a portion of the distribution to you is not reasonably practicable.

The proceeds of such a sale will be distributed to holders as in the case of a cash distribution.

Redemption

Whenever we decide to redeem any of the securities on deposit with the custodian, we will notify the depositary bank. If it is reasonably practicable and if we provide all of the documentation contemplated in the deposit agreement, the depositary bank will mail notice of the redemption to the holders.

The custodian will be instructed to transfer the shares being redeemed to an institution with an account at NECIGEF, which will be referred to as an affiliated institution of NECIGEF, that we designate against payment of the applicable redemption price. The depositary bank will convert the redemption funds received into U.S. dollars upon the terms of the deposit agreement and will establish procedures to enable holders to receive the net proceeds from the redemption upon surrender of their ADSs to the depositary bank. You may have to pay fees, expenses, taxes and other governmental charges upon the redemption of your ADSs. If less than all securities on deposit are being redeemed, the ADSs to be retired will be selected by lot or on a pro rata basis, as the depositary bank may determine.

Changes Affecting Ordinary Shares A

The ordinary shares A held on deposit for your ADSs may change from time to time. For example, there may be a change in nominal or par value, a split-up, cancellation, consolidation or classification of such ordinary shares A or a recapitalization, reorganization, merger, consolidation or sale of assets.

If any such change occurs, your ADSs would, to the extent permitted by law, represent the right to receive the property received or exchanged in respect of the ordinary shares A held on deposit. The depositary bank may in such circumstances deliver new ADSs to you or call for the exchange of your existing ADSs for new ADSs. If the depositary bank may not lawfully distribute such property to you, the depositary bank may sell such property and distribute the net proceeds to you as in the case of a cash distribution.

Issuance of ADSs upon Deposit of Ordinary Shares A

The ordinary shares A to be represented by the ADSs will be credited to an account maintained by the custodian at NECIGEF. The custodian will be the holder of record of all of these ordinary shares A. Once the custodian confirms the registration of the ordinary shares A on its account at NECIGEF, the depositary bank may create ADSs on your behalf. The depositary bank will deliver these ADSs to the person you indicate only after you pay any applicable issuance fees and any charges and taxes payable for the transfer of the ordinary shares A. The records maintained by NECIGEF and the affiliated institutions of NECIGEF will show the ownership of the deposited ordinary shares A and transfers of ownership interests.

The issuance of ADSs may be delayed until the depositary bank or the custodian receives confirmation that all required approvals have been given and that the ordinary shares A have been duly credited to the custodian's NECIGEF account. The depositary bank will only issue ADSs in whole numbers.

When you, through an affiliated institution of NECIGEF, make a deposit of ordinary shares A, you will be responsible for transferring good and valid title to the custodian. As such, you will be deemed to represent and warrant that:

o the ordinary shares A are duly authorized, validly issued, fully paid, non-assessable and legally obtained,

o all preemptive (and similar) rights, if any, with respect to such ordinary shares A have been validly waived or exercised,

o        you are duly authorized to deposit the ordinary shares A,

o the ordinary shares A presented for deposit are free and clear of any lien, encumbrance, security interest, charge, mortgage or adverse claim, and are not, and the ADSs issuable upon such deposit will not be, "restricted securities" (as defined in the deposit agreement), and

o the ordinary shares A presented for deposit have not been stripped of any rights or entitlements.

If any of the representations or warranties are incorrect in any way, we and the depositary bank may, at your cost and expense, take any and all actions necessary to correct the consequences of the misrepresentations.

Withdrawal of Ordinary Shares A Upon Cancellation of ADSs

As a holder, you will be entitled to present your ADSs to the depositary bank for cancellation in order to withdraw the underlying deposited securities. In order to withdraw the deposited securities, you will be required to pay to the depositary the fees for cancellation of ADSs and any charges and taxes payable upon the transfer of the deposited securities being withdrawn and then an affiliated institution of NECIGEF you designate will be entitled to the delivery of the deposited securities represented by your ADSs. You assume the risk for delivery of all funds and securities upon withdrawal. Once canceled, you will not have any rights under the deposit agreement in respect of the ADSs.

If you hold an ADR registered in your name, the depositary bank may ask you to provide proof of identity, the genuineness of any signature and certain other documents the depositary bank deems appropriate before it will cancel your ADSs. The withdrawal of the deposited securities represented by your ADSs may be delayed until the depositary bank receives satisfactory evidence of compliance with all applicable laws and regulations. Please keep in mind that the depositary bank will only accept ADSs for cancellation that represent a whole number of securities on deposit.

You will have the right to withdraw the deposited securities represented by your ADSs at any time, except for:

o temporary delays that may arise because (i) the transfer books for the ordinary shares A or ADSs are closed, or (ii) ordinary shares A are immobilized on account of a shareholders' meeting or a payment of dividends,

o        obligations to pay fees, taxes and similar charges, and

o restrictions imposed because of laws or regulations applicable to ADSs or the withdrawal of securities on deposit.

The deposit agreement may not be modified to impair your right to withdraw the securities represented by your ADSs except to comply with mandatory provisions of law.

Voting Rights

As a holder, you generally have the right under the deposit agreement to instruct the depositary bank to exercise the voting rights for the ordinary shares A represented by your ADSs. The voting rights of holders of ordinary shares A are described in "Description of Share Capital-Ordinary Shares-Voting Rights."

At our request, the depositary bank will mail to you any notice of shareholders' meeting received from us together with information explaining how to instruct the depositary bank to exercise the voting rights of the securities represented by your ADSs.

If the depositary bank timely receives voting instructions from a holder of ADSs, it will endeavor to vote the securities represented by the holder's ADSs in accordance with such voting instructions.

Please note that the ability of the depositary bank to carry out voting instructions may be limited by practical and legal limitations and the terms of the securities on deposit. We cannot assure you that you will receive voting materials in time to enable you to return voting instructions to the depositary bank in a timely manner. Securities for which no voting instructions have been received will not be voted.

Fees and Charges

As an ADS holder, you will be required to pay the following service fees to the depositary bank:

Service                                                           Fees
--------                                                          ----
Issuance of ADSs                                   Up to $0.05, per ADS issued
Cancellation of ADSs                               Up to $0.05, per ADS canceled
Exercise of rights to purchase additional ADSs     Up to $0.05, per ADS issued
Distribution of cash upon sale of rights           Up to $0.02, per ADS held
   and other entitlements

As an ADS holder you will also be responsible to pay certain fees and expenses incurred by the depositary bank and certain taxes and governmental charges such as:

o fees for the transfer and registration of ordinary shares A (i.e., upon deposit and withdrawal of ordinary shares A),

o        expenses incurred for converting foreign currency into U.S. dollars,

o expenses for cable, telex and fax transmissions and for delivery of securities, and

o taxes and duties upon the transfer of securities (i.e., when ordinary shares A are deposited or withdrawn from deposit).

You should note that the fees and charges you may be required to pay may vary over time and may be changed by us and by the depositary bank. You will receive prior notice of such changes.

Amendments and Termination

We may agree with the depositary bank to modify the deposit agreement at any time without your consent. We undertake to give holders 30 days prior notice of any modifications that would prejudice any of their substantial rights under the deposit agreement (except in very limited circumstances enumerated in the deposit agreement).

You will be bound by the modifications to the deposit agreement if you continue to hold your ADSs after the modifications to the deposit agreement become effective. The deposit agreement cannot be amended to prevent you from withdrawing the ordinary shares A represented by your ADSs (except as permitted by law).

We have the right to direct the depositary bank to terminate the deposit agreement. Similarly, the depositary bank may, in certain circumstances, on its own initiative, terminate the deposit agreement. In either case, the depositary bank must give notice to the holders at least 30 days before termination.

Upon termination, the following will occur under the deposit agreement:

o For a period of six months after termination, you will be able to request the cancellation of your ADSs, the withdrawal of the ordinary shares A represented by your ADSs and the delivery of all other property held by the depositary bank in respect of those deposited securities on the terms existing prior to the termination. During such six month period, the depositary bank will continue to collect all distributions received on the ordinary shares A on deposit but will not distribute any such property to you until you request the cancellation of your ADSs.

o After the expiration of such six month period, the depositary bank may sell the securities held on deposit. The depositary bank will hold the proceeds from such sale and any other funds then held for the holders of ADSs in a non-interest bearing account. At that point, the depositary bank will have no further obligations to holders other than to account for the funds then held for the holders of ADSs still outstanding.

Books of Depositary

The depositary bank will maintain ADS holder records at its depositary office. You may inspect the records at such office during regular business hours but solely for the purpose of communicating with other holders in the interest of business matters relating to the ADSs and the deposit agreement.

The depositary bank will maintain facilities in New York to record and process the issuance, cancellation, combination, split-up and transfer of ADRs. These facilities may be closed from time to time, to the extent not prohibited by law.

Limitations on Obligations and Liabilities

The deposit agreement limits our obligations and the depositary bank's obligations to you. Please note the following:

o We and the depositary bank are only obligated to take the actions specifically stated in the deposit agreement, and we must do so without negligence or bad faith.

o The depositary bank disclaims any liability for any failure to carry out voting instructions, for any manner in which a vote is cast and the effect of any vote, provided it acts in good faith and in accordance with the terms of the deposit agreement.

o The depositary bank disclaims any liability for any failure to determine the lawfulness or practicality of any action, for the content of any document forwarded to you on our behalf or for the accuracy of any translation of such a document, for the investment risks associated with investing in ordinary shares A, for the validity or worth of the ordinary shares A, for any tax consequences that result from the ownership of ADSs, for the creditworthiness of any third party, for allowing any rights to lapse under the terms of the deposit agreement, for the timeliness of any of our notices and for our failure to give notice.

o We and the depositary bank will not be obligated to perform any act that is inconsistent with the terms of the deposit agreement.

o We and the depositary bank disclaim any liability if we are prevented or forbidden from acting on account of any law or regulation, any provision of our articles of association, any provision of any securities on deposit or by reason of any act of God, war or other circumstances beyond our control.

o We and the depositary bank disclaim any liability by reason of any exercise of, or failure to exercise, any discretion provided for in the deposit agreement, in our articles of association or in any provisions of securities on deposit

o We and the depositary bank disclaim any liability for any action or inaction in reliance on the advice or information received from legal counsel, accountants, any person presenting ordinary shares A for deposit, any holder of ADSs or authorized representative thereof, or any other person believed in good faith by either of us to be competent to give such advice or information.

o We and the depositary bank disclaim liability for the inability of a holder to benefit from any distribution, offering, right or other benefit which is made available to holders of ordinary shares A but is not, under the terms of the deposit agreement, made available to you.

o We and the depositary bank may rely without any liability upon any written notice, request or other document which we believe to be genuine and to have been signed or presented by the proper parties.

Pre-Release Transactions

The depositary bank may, in certain circumstances, issue ADSs before receiving a deposit of ordinary shares A or release ordinary shares A before receiving ADSs. These transactions are commonly referred to as "pre-release transactions." The deposit agreement limits the aggregate size of pre-release transactions and imposes a number of conditions on such transactions (i.e., the need to receive collateral, the type of collateral required, the representations required from brokers, etc.). The depositary bank may retain the compensation received from the pre-release transactions.

Taxes

You will be responsible for the taxes and other governmental charges payable on the ADSs and the securities represented by the ADSs. We, the depositary bank and the custodian may deduct from any distribution payable to you the taxes and governmental charges payable by holders and may sell any and all property on deposit to pay such taxes and governmental charges. You will be liable for any deficiency if the sale proceeds do not cover the taxes or charges that are due.

The depositary bank may refuse to issue ADSs, to deliver, transfer, split and combine ADRs or to release securities on deposit until all taxes and charges are paid by the applicable holder. The depositary bank and the custodian may take reasonable administrative actions to obtain tax refunds and reduced tax withholding for any distributions on your behalf. However, you may be required to provide to the depositary bank and to the custodian proof of taxpayer status and residence and such other information as the depositary bank and the custodian may require to fulfill legal obligations. You are required to indemnify us, the depositary bank and the custodian for any claims with respect to taxes based on any tax benefit obtained for you.

Foreign Currency Conversion

The depositary bank will arrange for the conversion of all foreign currency received by it into U.S. dollars, if such conversion is practicable, and it will distribute the U.S. dollars in accordance with the terms of the deposit agreement. You may have to pay fees and expenses incurred by the depositary bank in converting foreign currency, such as fees and expenses incurred in complying with currency exchange controls and other governmental requirements.

If the conversion of foreign currency is not practicable or lawful, or if any required approvals are denied or not obtainable at a reasonable cost or within a reasonable period, the depositary bank may take the following actions in its discretion:

o convert the foreign currency to the extent practicable and lawful and distribute the U.S. dollars to the holders for whom the conversion and distribution is lawful and practicable,

o distribute the foreign currency to holders for whom the distribution is lawful and practicable, and

o hold the foreign currency (without liability for interest) for the applicable holders.

                  SUMMARY OF ADDITIONAL MATERIAL PROVISIONS OF
                  OUR ARTICLES OF ASSOCIATION AND OTHER MATTERS
General

We were incorporated under Netherlands law on December 21, 1990, as a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid), and were converted on December 11, 1997, into a public limited liability company (naamloze vennootschap). We have our corporate seat in Amsterdam, The Netherlands and are registered in the Amsterdam Commercial Register under number 33274976. We are not subject to the rules for large companies (structuurvennootschappen).

Set forth below is a summary of certain additional material provisions of the articles of association, as amended, and Netherlands corporate law. This summary does not purport to be complete and is qualified in its entirety by reference to our articles of association and the law of The Netherlands. Copies of our articles of association and our most recent annual accounts and annual report may be obtained in both Dutch and English upon written request to us at our principal office.

Corporate Purpose

Article 3 of our articles of association provides that our business activity is, among other things:

o to own, operate, and develop subscription and multi-channel television systems and networks, to render related consulting, engineering and programming services and to provide other communications services,

o to incorporate, manage and finance, and to participate in other companies and enterprises, and

o to take up loans, land and make investments and acquire, transfer and dispose of claims and assets in general.

Acquisition of Our Own Shares

We may acquire our own shares subject to certain provisions of Netherlands law. We may only acquire our own fully paid up shares for consideration if (1) the shareholders' equity less the payment required to make the acquisition does not fall below the sum of the paid-up and called portion of the share capital and any reserves we must hold pursuant to Netherlands law, and (2) we and our subsidiaries would thereafter not hold or hold in pledge shares with an aggregate nominal value exceeding one-tenth of our issued share capital. Shares held by us in our own capital may not be voted or counted for quorum purposes at shareholders' meetings.

Acquisitions by us of our own shares may be effected by our Board of Management, subject to the approval of the Supervisory Board and United as the holder of our priority shares, only if the general meeting of shareholders has authorized the Board of Management to effect such acquisitions. The general meeting adopted such a resolution on May 17, 2001. Such resolutions expire within 18 months and must be renewed. Acquisitions by us of our own shares that are listed on a stock exchange do not require the above-mentioned authorization of the general meeting if made for the purpose of transferring such shares to our employees or employees of a company in our group.

Obligations to Disclose Holdings

Pursuant to the Netherlands Act on Disclosure of Holdings in Listed Companies 1996 (Wet melding zeggenschap in ter beurze genoteerde vennootschappen 1996), anyone directly or indirectly obtaining or divesting our shares and thereby causing the percentage of shares directly or indirectly held by him or her, or direct or indirect voting control exercisable by him or her, to come under a different range must notify us and the Securities Board of The Netherlands. The relevant ranges are: 0 to 5%, 5 to 10%, 10 to 25%, 25 to 50%, 50 to 66% and
66% or more. Failure to disclose one's shareholdings is a criminal offense pursuant to the Netherlands Economic Offenses Act (Wet Economische Delicten), and may also result in civil penalties, including suspension of voting rights, or administrative sanctions being imposed. As a holder of ADSs, you agree to comply with the requirements of the deposit agreement.

Shareholders Meeting

We are required to hold a general shareholders' meeting annually, as well as when the Supervisory Board or the Board of Management deem such necessary. Unless otherwise required by law or our articles of association, all decisions of the general meeting of shareholders may be adopted by a majority of the votes cast.

Adoption of Annual Accounts and Discharge

Within five months following the end of each fiscal year, the Board of Management must prepare annual accounts accompanied by an annual report. This period may be extended by the general meeting of shareholders on account of special circumstances for up to six months. The annual accounts and report must then be submitted to the Supervisory Board, which will present a report on it to the general meeting of shareholders. The annual accounts and the annual report will be available to shareholders from the day of notice convening the annual general meeting of shareholders.

Pursuant to Netherlands law, each member of the supervisory board and board of management is responsible to us for the proper performance of his or her assigned duties. The general meeting of shareholders may resolve to discharge the members of the Supervisory Board and Board of Management from liability in respect of the exercise of their duties during the financial year concerned. This discharge of liability may be limited by mandatory provisions of Netherlands law, such as in the case of bankruptcy. Furthermore, such discharge does not extend to actions and omissions neither disclosed in or apparent from the adopted annual accounts nor otherwise communicated to the discharging shareholders. In case of such actions or omissions, the members of the Supervisory Board or Board of Management will be jointly and severally liable for losses sustained as a result of such actions or omissions, unless the Supervisory Board or Board of Management member proves that he or she is not responsible for the actions or omissions. Generally, under Netherlands law, directors will not be held personally liable for decisions made with reasonable business judgment.

Dividends

Subject to certain exceptions, dividends are only paid by us on profits as shown in our annual financial statements. We may not pay dividends if the payment would reduce shareholders' equity below the sum of the paid-up capital and any reserves required by Netherlands law. Pursuant to our articles of association, the priority shares and preference shares have preferential dividend rights. See "Description of Share Capital - Priority Shares" and "- Preference Shares." Thereafter, the Board of Management, upon approval of the Supervisory Board, shall determine how much of the remaining profit shall be allocated to our reserves before dividends are paid on the ordinary shares. To date, we have not paid dividends on our ordinary shares and do not intend to do so for the foreseeable future. The Board of Management may propose, with the approval of the Supervisory Board, to the general meeting of the shareholders that some or all of the dividends on the ordinary shares will be paid in our shares rather than in cash. The Board of Management may, with the prior approval of the Supervisory Board and subject to certain statutory provisions, distribute one or more interim dividends. Any dividends paid but not claimed by the recipient within five years revert to us.

Capital Reduction

Upon the proposal of our Board of Management and after approval by the Supervisory Board, the general meeting of shareholders may resolve to reduce the issued share capital by cancellation of shares or by reducing the nominal value of our shares, subject to certain statutory provisions and the provisions of our articles of association.

Amendment of the Articles of Association; Dissolution; Legal Merger; Split-up

Only United, as the holder of our priority shares, may propose amendments to our articles of association as well as to effect our legal merger, split-up or dissolution. The general meeting of shareholders cannot effect our merger, split-up or dissolution or amend our articles of association if the proposal is made by any one other than United as the holder of our priority shares.

Liquidation Rights

In the event that we are dissolved or liquidated, the assets remaining after payment of all debts are to be distributed to holders of our share capital as follows: first, to any issued and outstanding class B preference shares in an amount equal to any previously declared but unpaid dividend and the paid-up amount of such class B preference shares; second, to any issued and outstanding class A preference shares in an amount as determined in the resolution by which such class A preference shares were issued, which may include, inter alia, (a) an amount equal to the accrued but unpaid dividend, (b) the nominal paid up amount on such class A preference shares and the contributed share premium, (c) a compensation over the paid capital, and (d) an amount equal to the amount the holder of such class A preference shares would be entitled to, had he converted these shares into ordinary shares on the day of liquidation; third, to the holders of priority shares in an amount equal to their nominal value; and, fourth any remaining assets shall be distributed to the holders of ordinary shares in proportion to the number of shares held by them regardless of the class of ordinary shares.

Transfer and Dividend Paying Agent and Registrar

Citibank, N.A. is the depositary bank for our ADSs.

Fortis Bank N.V. is the transfer and dividend paying agent and registrar for our ordinary shares A.


                       DESCRIPTION OF THE DEBT SECURITIES

The debt securities will be our direct, unsecured or secured obligations and may be senior debt securities, senior subordinated debt securities or junior subordinated debt securities. The total amount of additional debt securities that we may issue is limited by covenants in our existing debt instruments.

The debt securities will be issued under one or more indentures in the form that has been filed as an exhibit to the registration statement of which this prospectus is a part. The indentures will be subject to and governed by the Trust Indenture Act of 1939.

We may issue the debt securities in one or more series. Specific terms of each series of debt securities will be contained in resolutions of our board of directors or in a supplemental indenture. The specific terms will be described in a prospectus supplement.

All debt securities of one series need not be issued at the same time and, unless otherwise provided in the prospectus supplement, we may issue additional debt securities of the series without the consent of the holders.

The specific terms of the debt securities may include any of the following:

o the title of the debt securities and whether the debt securities are senior debt securities, senior subordinated debt securities or junior subordinated debt securities;

o the aggregate principal amount of the debt securities and any limit on the aggregate principal amount;

o        the price at which the debt securities will be issued;

o any right of the holders to convert the debt securities into stock, including the initial conversion price and rate and the conversion period and any limitations on the transferability of the stock received on conversion;

o the dates on which the principal of the debt securities will be payable;

o        the interest rates, which may be fixed or variable;

o the dates from which any interest will accrue, the dates on which the interest will be payable, the record dates for the interest payments, the person to whom the interest will be payable, and the manner of calculating interest;

o any right of ours to extend the dates on which principal or interest will be payable;

o        the currency or currencies of payment of principal or interest;

o the terms applicable to any debt securities issued at a discount from their stated principal amount;

o the terms, if any, pursuant to which any debt securities will be subordinate to any of our debt;

o if the amount of payments of principal or interest is to be determined by reference to an index or formula, or based on a coin or currency other than that in which such debt securities are stated to be payable, the manner in which such amounts are determined and the calculation agent, if any, with respect thereto;

o the places where the principal and any interest will be payable, where the debt securities may be surrendered for registration of transfer and where notices to us regarding the debt securities and the indenture may be served;

o any right of ours to elect to redeem the debt securities, including the redemption prices and redemption periods;

o any obligation of ours to redeem the debt securities under any sinking fund or similar provision or at the option of a holder, including the redemption prices and redemption periods;

o the events that would cause us to be in default and the consequences of default; and

o        any discharge and release provisions of the indenture.

The debt securities may be issued at a discount below their principal amount and provide for less than the entire principal amount to be payable on acceleration of the maturity. In that case, all material U.S. federal income tax, accounting and other consideration applicable to the securities will be described in the prospectus supplement.

Except as may be set forth in any prospectus supplement, the debt securities will not contain any provisions that would limit our ability to incur debt or that would protect holders of debt securities in the event of a change of control of us. The prospectus supplement will contain information with respect to any changes to the events of default that are described below.

Covenants

The prospectus supplement will describe any material covenants of a series of debt securities.

Merger or Sale

We cannot consolidate or merge with or into, or transfer or lease all or substantially all of our assets to, any person unless:

o        we will be the continuing corporation or

o the successor corporation or person to which our assets are transferred or leased assumes our obligations on the debt securities and under the indenture. In addition, we cannot effect the transaction unless immediately after, no Event of Default shall have occurred and be continuing. Subject to certain exceptions, when the person to which our assets are transferred or leased has assumed our obligations under the debt securities and the indenture, we will be discharged from all our obligations under the debt securities and the indenture.

This covenant would not apply to any recapitalization transaction, a change of control of us or a highly leveraged transaction, unless structured to include a merger or consolidation or transfer or lease of all or substantially all of our assets.

Events of Default

The prospectus supplement and each indenture will describe the events that would cause us to be in default

o failure to pay interest for 30 days after the date payment is due and payable. A valid extension of an interest payment period by us in accordance with the terms of the debt securities shall not constitute a failure to pay interest;

o failure to pay principal of any premium on a debt security when due, either at maturity, on any redemption, by declaration or otherwise;

o        failure to make sinking fund payments when due;

o failure to perform any other covenant for 90 days after notice that performance was required; and

o        our bankruptcy, insolvency or reorganization.

An event of default for a particular series of debt securities does not necessarily constitute an event of default for any other series of debt securities issued under the indenture. If an event of default relating to the payment of interest, principal or any sinking fund installment with respect to any series of debt securities shall have occurred and be continuing, the trustee or the holders of not less than 25% in aggregate principal amount of the debt securities of such series may declare the entire principal of all the debt securities of the series to be due and payable immediately. If an event of default involving certain events in bankruptcy, insolvency or reorganization of us or another event of default under a particular series of debt securities shall have occurred and be continuing, the trustee or the holders of not less than 25% in the aggregate principal amount of each affected series of debt securities may declare the entire principal amount of their respective debt securities to be due and payable immediately. Subject to certain conditions, the holders of not less than a majority in aggregate principal amount of the debt securities of a series may rescind and annul any such declarations and consequences with respect to such series.

The indenture imposes limitations on suits brought by holders of debt securities against us. No holder of debt securities of any series may institute any action against us under the indenture, except actions for payment of overdue principal, premium, if any, or interest, unless:

o such holder has previously given to the trustee written notice of default and continuance of such default,

o the holders of at least 25% in principal amount of the outstanding debt securities of the affected series have requested that the trustee institute the action,

o the requesting holders have offered the trustee reasonable indemnity for expenses and liabilities that may be incurred by bringing such action,

o the trustee has not instituted the action with 60 days of the request and

o the trustee has not received inconsistent direction by the holders of a majority in principal amount of the outstanding debt securities of the series.

We will be required to file annually with the trustee a certificate, signed by one of our officers stating whether or not such officer knows of any default by us in the performance, observance or fulfillment of any condition or covenant of the indenture.

Discharge, Defeasance and Covenant Defeasance

We can discharge certain obligations to holders of any series of debt securities that have not already been delivered to the trustee for cancellation and that have either become due and payable or are by their terms to become due and payable within one year or are scheduled for redemption within one year. The discharge may be affected by our irrevocably depositing with the trustee cash or U.S. government obligations, as trust funds, in an amount certified to be sufficient to pay when due, whether at maturity, on redemption or otherwise, the principal of, premium, if any, and interest on the debt securities and any mandatory sinking fund payments.

Unless otherwise provided in the prospectus supplement, we may also discharge our obligations to holders of any series of debt securities at any time ("defeasance"). We may be released with respect to any outstanding series of debt securities from the obligations imposed by any covenants imposed by the series of debt securities and certain provisions of the indenture, and we may omit to comply with the covenants without creating an event of default ("covenant defeasance"). Defeasance and covenant defeasance may be effected only if:

o we irrevocably deposit with the trustee cash or U.S. government obligations, as trust funds, in an amount certified to be sufficient to pay at maturity or on redemption the principal, premium, if any, and interest on all outstanding debt securities of such series;

o we deliver to the trustee an opinion of counsel from a nationally recognized law firm to the effect that the holders of such series of debt securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such defeasance or covenant defeasance and that defeasance or covenant defeasance will not otherwise alter such holders' U.S. federal income tax treatment of principal, premium, if any, and interest payments on such series of debt securities; and

o in the case of subordinated debt securities, no event or condition shall exist that, under the subordination provisions applicable to such series, would prevent us from making payments of principal of, premium, if any, and interest on any of the subordinated debt securities at the date of the irrevocable deposit referred to above or at any time during the period ending on the 91st day after the deposit date.

Although we may discharge or decrease our obligations under the indenture as described in the two preceding paragraphs, we may not avoid, among other things, our duty to register the transfer or exchange of any series of debt securities, to replace any temporary, mutilated, destroyed, lost or stolen series of debt securities or to maintain an office or agency in respect of any series of debt securities.

Modification of the Indenture

The indenture provides that we and the trustee may enter into supplemental indentures without the consent of the holders of debt securities to:

o        secure any debt securities,

o        evidence the assumption by a successor corporation of our obligations,

o        add covenants for the protection of the holders of debt securities,

o        cure any ambiguity or correct any inconsistency in the indenture,

o        establish the forms or terms of debt securities of any series and

o evidence and provide for the acceptance of appointment by a successor trustee.

The indenture also provides that we and the trustee may, with the consent of the holders of not less than a majority in aggregate principal amount of debt securities of all series then outstanding and affected, voting as one class, add any provisions to, or change in any manner, eliminate or modify in any way the provisions of, the indenture or modify in any manner the rights of the holders of such debt securities. We and the trustee may not, however, without the consent of the holder of each outstanding debt security affected thereby:

o        extend the final maturity of any debt security;

o        reduce the principal amount or premium, if any;

o        reduce the rate or extend the time of payment of interest;

o        reduce any amount payable on redemption;

o change the currency in which the principal (other than as otherwise may be provided with respect to such series), premium, if any, or interest is payable;

o reduce the amount of the principal of any debt security issued with an original issue discount that is payable on acceleration or provable in bankruptcy;

o alter certain provisions of the Indenture relating to the debt securities not denominated in U.S. dollars;

o impair the right to institute suit for the enforcement of any payment on any debt security when due; or

o reduce the percentage of holders of holders of debt securities of any series whose consent is required for any modification of the indenture.

No Individual Liability of Incorporators, Shareholders, Officers or Directors

The indenture provides that no incorporator and no past, present or future shareholder, officer or director, of UGC or any successor corporation in their capacity as such shall have any individual liability for any of our obligations, covenants or agreements under the debt securities or the indenture.

Governing Law

The indenture and the debt securities will be governed by, and construed in accordance with, the laws of the state of New York.

Subordination

The prospectus supplement will describe any subordination provisions and will define the senior debt to which the debt securities may be subordinated and will set forth the approximate amount of senior debt outstanding as of the end of UGC's most recent fiscal quarter.


                               BOOK-ENTRY ISSUANCE

Unless otherwise specified in the applicable prospectus supplement, DTC will act as depositary for securities issued in the form of global securities. The securities will be issued only as fully registered securities registered in the name of Cede & Co., DTC's nominee. One or more fully registered global securities will be issued for the securities representing in the aggregate the total number of the securities, and will be deposited with or on behalf of DTC.

DTC is a limited purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered under the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts. This eliminates the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain custodial relationships with direct participants, either directly or through others. The rules applicable to DTC and its participants are on file with the SEC.

Purchases of securities within the DTC system must be made by or through direct participants, which will receive a credit for the securities on DTC's records. The beneficial ownership interest of each actual purchaser of each security is in turn recorded on the direct and indirect participants' records. Beneficial owners will not receive written confirmation from DTC of their purchases. However, beneficial owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the direct or indirect participants through which the beneficial owners purchased securities. Transfer of ownership interests in securities issued in the form of global securities are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the securities, except if use of the book-entry system for the securities is discontinued.

DTC has no knowledge of the actual beneficial owners of the securities issued in the form of global securities. DTC's records reflect only the identify of the direct participants to whose accounts the securities are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

DTC delivers notices and other communications to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners under arrangements among them, subject to any statutory or regulatory requirements.

Redemption notices will be sent to Cede & Co. as the registered holder of securities issued in the form of global securities. If less than all of a series of the securities are being redeemed, DTC's current practice is to determine by lot the amount of the interest of each direct participant to be redeemed.

Although voting with respect to securities issued in the form of global securities is limited to the holders of record of the securities, in those instances in which a vote in required, neither DTC nor Cede & Co. will itself consent or vote with respect to the securities. Under its usual procedures, DTC would mail an omnibus proxy to the issuer of the securities as soon as possible after the record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to hose direct participants to whose accounts the securities are credited on the record date, identified in a listing attached to the omnibus proxy.

Payments for securities issued in the form of global securities will be made by the issuer of the securities to DTC. DTC's practice is to credit direct participants' accounts on the payment date in accordance with their holdings shown on DTC's records unless DTC has reason to believe that it will not receive payments on the payment date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices and will be the responsibility of the participant and not of DTC, the trustee or us, subject to any statutory or regulatory requirements. Payments to DTC are the responsibility of the issuer of the securities, disbursements of the payments to direct participants are the responsibility of DTC, and disbursements of the payments to the beneficial owners are the responsibility of direct and indirect participants.

DTC may discontinue providing its services as depository with respect to any securities at any time by giving reasonable notice to the issuer of the securities. In the event that a successor depositary is not obtained, individual security certificates representing the securities are required to be printed and delivered. We may decide to discontinue use of the system of book-entry transfers through DTC or a successor depositary.

The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that we believe to be accurate, but we assume no responsibility for the accuracy of the information. We have no responsibility for the performance by DTC or its participants of their respective obligations as described in this prospectus or under the rules and procedures governing their operations.


                              SELLING STOCKHOLDERS

Some of the shares of common stock being offered by this prospectus may be offered by certain selling stockholders, including our officers or directors. Identification of any such selling stockholder will be made in the applicable prospectus supplement.


                              PLAN OF DISTRIBUTION

We (and with respect to ordinary shares or preference shares, the selling stockholders) may sell any of the securities being offered in any one or more of the following ways from time to time:

o        through agents;

o        to or through underwriters;

o        through dealers; and

o        directly by us.

The distribution of the securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to the prevailing market prices or at negotiated prices.

Offers to purchase securities may be solicited by agents designated by us. Any agent involved in the offer or sale of the securities will be named, and any commissions payable by us to the agent will be set forth, in the prospectus supplement. Unless otherwise indicated in the prospectus supplement, the agent will be acting on a reasonable best efforts basis for the period of its appointment. The agent may be deemed to be an underwriter, as that term is defined in the Securities Act of 1933, of the securities so offered and sold.

If securities are sold by means of an underwritten offering, we will execute an underwriting agreement with underwriters at the time an agreement for the sale is reached. In that case, the names of the specific managing underwriter or underwriters, as well as any other underwriters, the amounts underwritten and the term of the transaction, including commissions, discounts and any other compensation of the underwriters and dealers, will be set forth in the prospectus supplement which will be used by the underwriters to make resales of the securities. The underwriters will acquire securities for their own account and may resell them from time to time in one or more transactions, including negotiated transactions, at fixed public offering prices or at varying prices determined by the underwriters at the time of sale. Securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by one or more underwriters. Unless otherwise indicated in the prospectus supplement, the underwriting agreement will provide that the obligations of the underwriters are subject to conditions precedent and that the underwriters will be obligated to purchase all the securities if any are purchased.

We may grant to the underwriters options to purchase additional securities to cover any over-allotments at the initial public offering price, with additional underwriting commissions or discounts, as may be set forth in the prospectus supplement.

If a dealer is used in the sale of the securities, we will sell the securities to the dealer as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale. The dealer may be deemed to be an underwriter, as the term is defined in the Securities Act, of the securities so offered and sold. The name of the dealer and the terms of the transaction will be set forth in the prospectus supplement.

Offers to purchase securities may be solicited directly by us and may be sold by us directly to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale. The terms of the sales will be described in the prospectus supplement.

If described in the prospectus supplement, securities may also be offered and sold, in connection with a remarketing on their purchase, in accordance with a redemption or repayment under their terms, or otherwise, by one or more remarketing firms, acting as principals for their own accounts or as agents for us. Any remarketing firm will be identified and its compensation and the terms of any agreement with us will be described in the prospectus supplement. Remarketing firms may be deemed to be underwriters, as that term is defined in the Securities Act, in connection with the securities remarketed.

If described in the prospectus supplement, we may authorize agents and underwriters to solicit offers by certain institutions to purchase securities from us at the public offering price set forth in the prospectus supplement under delayed delivery contracts providing for payment and delivery on the date or dates stated in the prospectus supplement. The delayed delivery contracts will be subject to only those conditions set forth in the prospectus supplement. A commission indicated in the prospectus supplement will be paid to underwriters and agents soliciting purchases of securities under delayed delivery contracts accepted by us.

Agents, underwriters, dealers and remarketing firms may be entitled under agreements with us to indemnification by us against certain liabilities, including liabilities under the Securities Act, or to contribution for payments that the agents, underwriters, dealers and remarketing firms may be required to make.

Each series of securities will be a new issue. Other than the Class A common stock, which trades on the Nasdaq National MarketSM, new securities will have no established trading market. We may elect to list any series of securities on an exchange, and in the case of the common stock, on any additional exchange, but, unless otherwise specified in the prospectus supplement, we will not be obligated to do so. No assurance can be given as to the liquidity of the trading market for any of the securities.

Agents, underwriters, dealers and remarketing firms may be customers of, engage in transactions with, or perform services for, us and our subsidiaries in the ordinary course of business.

                                  LEGAL MATTERS

The validity of the ordinary shares and the preference shares and the status of the debt securities as our binding obligations will be passed on for us by Holme Roberts & Owen LLP, Denver, Colorado and/or Allen & Overy, Amsterdam, The

Netherlands. We will identify in a prospectus supplement underwriters' counsel and the legal matters that underwriters' counsel will pass on for any underwriters.


                                     EXPERTS

The consolidated financial statements and schedules as of December 31, 1999 and 2000, and for the three years ended December 31, 2000, incorporated by reference in this prospectus have been audited by Arthur Andersen, independent accountants, as indicated in their reports with respect thereto, and are incorporated by reference herein upon the authority of said firm as experts in giving said reports.


                        ENFORCEMENT OF CIVIL LIABILITIES

We are incorporated under the laws of The Netherlands, and certain members of our Supervisory Board, our Board of Management and certain of the experts named herein are residents of The Netherlands or other countries outside the United States. Substantially all of our assets and the assets of such persons are located outside the United States. As a result, it may not be possible for investors to effect service of process within the United States upon us or such persons, or to enforce against us or such persons in courts in the United States judgments of such courts predicated upon the civil liability provisions of United States securities laws. We have been advised by legal counsel in The Netherlands, Allen & Overy, that because there is no convention on reciprocal recognition and enforcement of judgments in civil and commercial matters between the United States and The Netherlands, a final judgment rendered by a United States court will not automatically be enforced by the courts in The Netherlands. In order to obtain a judgment that is enforceable in The Netherlands, the relevant claim will have to be relitigated before a competent Dutch court. Under current practice, however, a final and conclusive judgment rendered by a United States court will be recognized by a Dutch court if it finds that (1) the final judgment results from proceedings compatible with Netherlands concepts of due process and (2) the final judgment does not contravene public policy of The Netherlands. If the final judgment is recognized by a Dutch court, that court generally will grant the same judgment without relitigation on the merits. In addition, Netherlands law does not recognize a shareholder's right to bring a derivative action on behalf of a corporation.


                           FORWARD LOOKING STATEMENTS

This prospectus, including incorporated documents, includes forward looking statements within the meaning of U.S. federal securities law. We base forward looking statements on our reasonable beliefs, assumptions, and expectations of our future economic performance, taking into account information currently available to us. Forward looking statements involve risks and uncertainties that could cause actual outcomes and results to differ materially from the results expressed or implied in such forward looking statements.

Some of the factors which could materially alter the outcomes and results include:

o        general economic conditions,

o        industry-wide market factors, including competition,

o        capital expenditure requirements,

o        regulatory developments affecting our operations,

o        interest rates,

o        taxes,

o        operating losses,

o        future losses anticipated,

o        recent share history, and

o        access to capital markets


                              AVAILABLE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC") under the Securities Exchange Act of 1934. You may read and copy this information at the following locations of the SEC:

                  Judiciary Plaza, Room 10024
                  450 Fifth Street, N.W.
                  Washington, D.C.  20549

                  Seven World Trade Center
                  Suite 1300
                  New York, New York  10048

                  Citicorp Center
                  500 West Madison Street
                  Suite 1400
                  Chicago, Illinois  60661

You can also obtain copies of this information by mail from the Public Reference Room of the SEC, 450 Fifth Street, N.W., Room 10024, Washington D.C. 20549, at prescribed rates. You may obtain information on the operation of the Public Reference Room by calling the SEC at (800) SEC-0330.

The SEC also maintains an internet world wide web site that contains reports, proxy statements and other information about issuers, like us that file electronically with the SEC. The address of that site is http://www.sec.gov.

Our ADSs representing our ordinary shares A are traded on the Nasdaq National Market, and copies of reports, proxy statements and other information can be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

We have filed with the SEC a registration statement on Form S-3 that registers the securities we are offering. We also plan to file a registration statement on Form F-6 that registers the ADSs we are offering. The registration statement, including the attached exhibits and schedules, contains additional relevant information about us and our securities. The rules and regulations of the SEC allow us to omit certain information included in the registration statements from this prospectus.


                      INFORMATION INCORPORATED BY REFERENCE

The following documents (the "Reports") have been filed with the SEC (File No. 000-25365) and are incorporated in this prospectus by reference and made a part hereof.

1. Our Annual Report on Form 10-K for the year ended December 31, 2000 (the "Annual Report").

2. Our Quarterly Reports on Form 10-Q for the three months ended March 31, and June 30, 2001.

3.       Our Proxy Statement for our annual shareholders' meeting held on May
         17, 2001.

4. Our Reports on Form 8-K dated January 16, 2001, February 23, 2001 (as amended by Form 8-K/A filed on March 6, 2001) and May 29, 2001.

All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of the rights offering, shall be deemed to be incorporated by reference in this prospectus and to be a part hereof from the dates of filing of such documents.

Any statement contained in the Annual Report shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes such report. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will provide without charge to each person to whom this prospectus is delivered a copy of any and all of the information that has been incorporated by reference in this prospectus (not including exhibits to such information unless such exhibits are specifically incorporated by reference into such information). Any such request should be directed to Ruth Pirie, Investor Relations, United Pan-Europe Communications N.V., Boeing Avenue 53, 1119 PE Schiphol Rijk, The Netherlands; + 31 20 778 9840.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Capitalized terms used but not defined in Part II have the meanings ascribed to them in the prospectus contained in this Registration Statement.

Item 14.  Other Expenses of Issuance and Distribution

The following table sets forth the expenses (other than underwriting discounts and commissions) expected to be incurred in connection with the issuance and distribution of the securities registered hereby, all of which expenses, except for the Commission registration fee, are estimated:

         Securities and Exchange Commission registration fee ......  $342,825
         Legal fees and expenses.....................................  45,000
         Accounting fees.............................................  15,000
         Printing and engraving expenses.............................  10,000
         Miscellaneous...............................................  12,175
         Total.......................................................$425,000
                                                                      =======
---------
*      To be completed by amendment

Item 16.  Exhibits and Financial Statement Schedules

(a) Exhibits

1.1+     Form of Underwriting Agreement

4.1      Amended and Restated Articles of Association of UPC(1)

4.2      Amendment to the Articles of Association of UPC dated March 17, 2000(2)

4.3      Amendment to the Articles of Association of UPC dated December 7, 2000
         (3)

4.4      Form of Deposit Agreement (4)

4.5+ Form of resolution setting forth terms of additional future series of preference shares

4.6*     Form of Indenture between UPC and Citibank N.A. as trustee

5.1 Opinion of Allen & Overy as to as to the legality of the issuance of the ordinary shares A

12 Computation of ratios of earnings to fixed charges and earnings to preference share dividends

23.1     Consent of Arthur Andersen

25.1*    Statement of Eligibility of Trustee

-----------------------------------
(1) Incorporated by reference from Amendment No. 1 to Form S-1 Registration Statement filed by UPC on September 23, 1999 (File No. 333-84427).
(2) Incorporated by reference from Form 8-K filed by UPC, dated March 17, 2000 (File No. 000-25365).
(3) Incorporated by reference from Form 8-K filed by UPC, dated December 18, 2000 (File No. 000-25365).
(4) Incorporated by reference from Amendment No. 6 to Form S-1/A Registration Statement filed by UPC on February 4, 1999 (File
         No. 333-67895).

-----------------------------------
*        To be filed by amendment.
+ To be filed by a post-effective amendment to the Registration Statement or incorporated by reference in the event of the offering of the specified securities.

Item 17.  Undertakings

The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection
(a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Act.



                                      II-2




                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in London, England, on this 7th day of September, 2001.

                                  United Pan-Europe Communications N.V.,
                                  a Netherlands public limited liability company

                                  By: /s/ Charles H. R. Bracken
                                      ------------------------------------------
                                      Charles H. R. Bracken
                                      Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, the Registrant has caused this Registration Statement to be signed by the following persons in the capacities and on the dates indicated.

                 Signature                                      Title                              Date
                 ---------                                      -----                              ----
/s/ John F. Riordan                           Chief Executive Officer, President and       September 7, 2001
----------------------------------------      Board of Management Member
             John F. Riordan


/s/ Charles H.R. Bracken                      Board of Management Member and Chief         September 7, 2001
----------------------------------------      Financial Officer (Principal Accounting
            Charles H.R. Bracken              Officer)


/s/ Nimrod J. Kovacs                          Board of Management Member, Managing         September 7, 2001
----------------------------------------      Director, Eastern Europe and Executive
              Nimrod J. Kovacs                Chairman, UPC Central Europe


/s/ Walter Eugene Musselman                   Board of Management Member and Chief         September 7, 2001
----------------------------------------      Operating Officer
          Walter Eugene Musselman

/s/ Shane O'Neill                             Board of Management Member and Managing      September 7, 2001
----------------------------------------      Director, Strategy, Acquisitions and
               Shane O'Neill                  Corporate Development

/s/ Anton M. Tuijten                          Board of Management Member and General       September 7, 2001
----------------------------------------      Counsel
              Anton M. Tuijten

/s/ Michael T. Fries                          Supervisory Board Member and agent for       September 7, 2001
----------------------------------------      service.
              Michael T. Fries

/s/ John P. Cole, Jr.                         Supervisory Board Member                     September 7, 2001
----------------------------------------
             John P. Cole, Jr.

/s/ Miranda Curtis                            Supervisory Board Member                     September 7, 2001
----------------------------------------
               Miranda Curtis

/s/ Richard De Lange                          Supervisory Board Member                     September 7, 2001
----------------------------------------
              Richard De Lange

/s/ John W. Dick                              Supervisory Board Member                     September 7, 2001
----------------------------------------
                John W. Dick


                                       II-3

                                              Supervisory Board Member                     September ___, 2001
----------------------------------------
             Herbert J. Kloiber

/s/ Ellen P. Spangler                         Supervisory Board Member                     September 7, 2001
----------------------------------------
             Ellen P. Spangler

/s/ Tina M. Wildes                            Supervisory Board Member                     September 5, 2001
----------------------------------------
             Tina M. Wildes


                                      II-4